Exhibit 10.3
                              THINK NEW IDEAS, INC.
                        8000 Sunset Blvd., Penthouse East
                          Los Angeles, California 90046

                                October 23, 1997

Mr. Adam Curry
Chief Technology Officer
THINK New Ideas, Inc.
45 West 36th Street, 12th Floor
New York, New York 10018

      Re:   AMENDMENT TO EMPLOYMENT AGREEMENT DATED JUNE 30, 1996

Dear Adam:

      Reference is hereby made to that certain employment agreement dated as of June 30, 1996 (the "Employment Agreement") between THINK New Ideas, Inc. (the "Corporation") and Adam Curry (the "Employee"). This letter is intended to confirm that, notwithstanding anything else to the contrary set forth in the Employment Agreement, the Corporation and the Employee hereby agree that Section 4(a) of the Employment Agreement be hereby amended by striking Section 4(a) of the Employment Agreement thereof and by substituting in lieu thereof the following new Section 4(a) to read as follows:

      "4(a) COMPENSATION. The Company shall pay the Employee compensation equal to Two Hundred Sixty Thousand Dollars ($260,000) per annum at a rate of Twenty-One Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($21,666.67) per month (such monthly amount as the same may be increased from time to time by virtue of the adjustments set forth hereinbelow shall be defined as the "Monthly Compensation"). Such salary shall be payable in accordance with the customary payroll practices of the Company."

      This letter is also intended to confirm that, notwithstanding anything else to the contrary set forth in the Employment Agreement, the Corporation and the Employee hereby agree that Section 4 of the Employment Agreement be hereby further amended by adding subsection (d) to read as follows:

      "4(d) ANNUAL INCREASES. The Company shall increase the compensation of the Employee on June 30, 1998 in an amount equal to five percent (5%) of the year's prior compensation and annually increase the Employee's compensation on June 30 of each year thereafter in an amount equal to ten percent (10%) of each year's prior compensation."

      The modification stated herein shall become effective on January 2, 1998. Except as otherwise expressly modified hereby or required to effectuate the modification set forth herein, the Employment Agreement shall remain unchanged and shall continue in full force and effect pursuant to the terms thereof.

      This  letter  agreement   contains  the  entire   agreement   between  the
Corporation and the Employee with respect to the modification which is the subject hereof. This letter agreement may not be amended, changed, modified, or discharges, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof. Please confirm that the Employee is in agreement with the forgoing, and that the foregoing is in accordance with your understanding by signing and returning this letter, which shall thereupon constitute a binding agreement.

Agreed to and accepted as of this
_____ day of October, 1997                      Very truly yours,
                                                THINK New Ideas, Inc.


By:  /s/ Adam Curry                             By: /s/ Scott Mednick
     --------------                                 -----------------
      Adam Curry                                      Scott Mednick
                                                      Chief Executive Officer